282-295


                                                                      Exhibit 21

                SUBSIDIARIES OF SOUTH BRANCH VALLEY BANCORP, INC.


                        South Branch Valley National Bank

                           Capital Interim Bank, Inc.
                    (formed to facilitate the acquisition of
                          The Capital State Bank, Inc.)



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